Exhibit 10.2

SPACE ABOVE THIS LINE IS FOR RECORDING DATA
AFTER RECORDING RETURN TO:
Christopher W. Compton
Seyfarth Shaw, LLP
1545 Peachtree Street N.E.
One Peachtree Pointe – Suite 700
Atlanta, GA 30309
Tel: (404) 885-6728

COUNTY OF WILKINSON	)
STATE OF GEORGIA	)
OPTION AGREEMENT
     THIS OPTION AGREEMENT (“Agreement”), dated for purposes of reference as of November 1, 2008, from the DEVELOPMENT AUTHORITY OF WILKINSON COUNTY (hereinafter referred to as “Authority”), the mailing address of which is Development Authority of Wilkinson County, PO Box 413, Irwinton, Georgia, 31042, Attn: President, and CARBO CERAMICS INC. (hereinafter referred to as “Company”), the mailing address of which is 6565 MacArthur Boulevard, Suite 1050, Irving Texas, 75039.
WITNESSETH:
     WHEREAS, the Authority is issuing the Bond (defined below) to finance the Project (defined below) for lease to the Company; and
     WHEREAS, the Authority and the Company are contemporaneously entering into a 2008 Lease Agreement, of even date herewith (the “2008 Lease”), relating to the Project; and
     WHEREAS, the Company is only willing to execute the 2008 Lease and consummate the transactions contemplated by the 2008 Lease if it is granted the option to purchase the Project upon the terms and provisions as hereinafter set forth; and
     WHEREAS, in exchange for granting the option to purchase the Project, the Authority will receive good and valuable consideration, including the Option Fee, defined below, and the agreements of the Company contained herein that provide for the retirement of the Bond (defined below) if all of the renewal options in the 2008 Lease are not exercised.
     NOW, THEREFORE, in consideration of the 2008 Lease and the transaction described therein, and in consideration of the Option Fee in hand paid by the Company to the Authority, and other good and valuable consideration, the receipt and sufficiency of all of which is respectively hereby acknowledged by the parties hereto, and for the mutual covenants contained herein, the Authority and Company hereby agree as follows:
     1. DEFINITIONS. Capitalized terms that are used herein and in the 2008 Lease, but not defined herein, shall have the definitions set forth in the 2008 Lease. Also, for purposes of this Agreement, the following terms shall have the following meanings:
     (a) “Bond” means the Authority’s Taxable Industrial Development Revenue Bond (Carbo Ceramics Inc. Project), Series 2008 in the Maximum Principal Amount of $410,000,000.
     (b) “Closing” means the consummation of the purchase and sale transaction contemplated hereby as a result of the exercise (or deemed exercise) of the Option.
     (c) “Closing Date” means the date prescribed herein for the consummation of the Closing under the Option.
     (d) “Effective Date” means the date on which this Agreement is fully executed.
     (e) “Option Fee” means the sum of $1.
     (f) “Option Term” means that period of time commencing on the date of delivery hereof and ending on the earlier of (1) the date after the expiration or earlier termination of the 2008 Lease which is thirty (30) days following the date on which the Company receives written notice from the Authority that the 2008 Lease has expired or terminated and that the Option must be exercised within thirty (30) days or will lapse; or (2) November 1, 2025.
     (g) “Project” means Project Site, the improvements thereof, and the Leased Equipment financed by the Bond, located on the Project Site.
     (h) “Project Site” means the land in Wilkinson County, Georgia, described in Exhibit A hereto.
     (i) “Purchase Price” shall have the meaning set forth in Section 4(a) herein.
     (j) “Permitted Encumbrances” means encumbrances permitted by the 2008 Lease.
     2. GRANT OF OPTION. For the consideration recited above, the Authority does hereby grant to the Company the exclusive right and option (“Option”) to purchase the Project

(as the same shall exist at the time of such purchase, subject to Permitted Encumbrances) upon the terms and conditions as set forth herein.
     3. EXERCISE OF OPTION. At least six (6) months but no more than twelve (12) months prior to the expiration of the Option Term, the Authority shall give written notice to the Company of the pending expiration of the Option. The Company may exercise the Option, at any time during the Option Term, by giving written notice thereof to the Authority. If the Bond has not theretofore been fully paid and if the Company is not then also the Bondholder, a copy of such notice shall also be given by the Company to the Bondholder at the address of the Bondholder as reflected on the Bond Register. Such notice shall specify a date and time of the Closing (the “Closing Date”), which shall be no earlier than sixty (60) days and no more than ninety (90) days following the date such notice is sent to the Authority. The time, date and place of the Closing shall be 10:00 a.m. Calhoun, Georgia, time on the Closing Date at the principal meeting place of the Authority in Calhoun, Georgia, or such other time, date and place as the Company and the Authority may agree. In the event the Company does not exercise the Option during the Option Term, the Authority shall be entitled to retain the (1) Option Fee and (2) except as provided below in connection with the deemed exercise of the Option, the Project, free and clear of this Agreement. Any provision hereof to the contrary notwithstanding, if the Company gives notice that it elects not to exercise a renewal option under the 2008 Lease (a “non-renewal notice”), such non-renewal notice shall be deemed equivalent to, and shall have the same effect as, the notice of exercise of the Option under this Agreement, provided, that the Closing Date in such case shall be the last day of the Term of the 2008 Lease within which the non-renewal notice was given. If such non-renewal notice is given, and if the Bond has not theretofore been fully paid, and if the Company is not then also the Bondholder, a copy of such non-renewal notice shall also be given by the Company to the Bondholder at the address of the Bondholder as reflected on the Bond Register.
     4. CONTRACT FOR PURCHASE AND SALE OF PROPERTY. In the event that the Company exercises its Option (or it is deemed exercised) as provided for in the preceding paragraph, the Authority agrees to sell and the Company agrees to buy the Project (as it then exists, by quitclaim deed and quitclaim bill of sale) in accordance with the following terms and conditions:
     (a) Purchase Price. At the Closing, the Company shall pay the Purchase Price to the Authority upon the exercise of the Option, which shall consist of (i) the sum of $1; (ii) the sum, if any, required to cause the Bond to be retired in full if the Bond has not been fully paid (if the Company is then the owner of the Bond, the Company may mark the Bond “cancelled” and surrender the Bond to the Authority); and (iii) all other sums, if any, then due to the Authority or to the Bondholder from the Company as Additional Rent or for indemnification under the 2008 Lease, under any other Company Documents or related document or documents (which shall be paid directly to them, respectively) which have not been paid.
     (b) Closing Procedure. The consummation of the sale by the Authority and the purchase by the Company of the Property is referred to as the “Closing” herein. At the Closing, the Authority shall, upon payment of the Purchase Price, convey the Project Site and improvements thereon to the Company by quitclaim deed and the Leased Equipment to the Company “as is, where is” by quitclaim bill of sale.
     (c) Closing Costs. All costs relating to the Closing, including, but not limited to, the reasonable fees and expenses of counsel to the Authority, to the Company and to any lender, shall be paid by the Company.
     (d) Default by the Company; Remedies of the Authority. In the event the Company, after exercise (or deemed exercise) of the Option, fails to proceed with the closing of the purchase of the Project pursuant to the terms and provisions as contained herein, the Authority shall be entitled to exercise all of its rights and remedies at law or in equity.
     (e) Default by the Authority; Remedies of the Company. In the event the Authority fails to close the sale of the Project pursuant to the terms and provisions of this Agreement, the Company shall be entitled as its exclusive remedies to sue for specific performance or to seek other available equitable remedies.
     (f) Status Pending Closing. Until and unless legal title to the Project is transferred to the Company at Closing, the Company shall not, by virtue of this Agreement, acquire title to the Project, and the risk of loss of the Project shall remain with the tenant under the 2008 Lease.
     (g) Documents. The Authority and the Company agree that such documents as may be legally necessary or reasonably appropriate to carry out the terms of this Agreement shall be executed and delivered by each party to the other at the Closing.
     5. MISCELLANEOUS.
     (a) Notice. All notices, demands and/or consents provided for in this Agreement shall be in writing and shall be given as provided in the 2008 Lease for the giving of notices.
     (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.
     (c) Successors and Assigns. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their permitted respective heirs, successors, and or assigns. The Company may assign this Agreement only in connection with an assignment of the 2008 Lease permitted by the terms and conditions thereof or with the consent of the Authority.
     (d) Headings. The headings inserted at the beginning of each paragraph and/or subparagraph of this Agreement are for convenience of reference only and shall not limit or otherwise affect or be used in the construction of any terms or provisions hereof.
     (e) Entire Agreement. This Agreement, together with the 2008 Lease, contains all of the terms, promises, covenants, conditions and representations made or entered into by or between the Authority and the Company and supersedes all prior discussions and agreements, whether written or oral, between the Authority and the Company with respect to the Option and all other matters contained herein and constitutes the sole and entire agreement between the Authority and the Company with respect thereto. This Agreement may not be modified or amended unless such amendment is set forth in writing and executed by both the Authority and the Company with the formalities hereof.
     (f) Public Purpose of Option to Purchase. The Authority and the Company acknowledge that the Option constitutes a material inducement to the Company to locate its operations in the County and thereby promote industry and create employment opportunities in the County, and that in granting such Option, the Authority is considering the entire transaction as a whole, including the promotion and expansion for the public good and welfare industry, trade and commerce within the County and the reduction of unemployment.
[signatures begin on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under proper seal.

Signed and sealed in the presence of:	DEVELOPMENT AUTHORITY OF WILKINSON COUNTY

/s/ ILLEGIBLE Unofficial Witness	By:	/s/ ILLEGIBLE Chairman

/s/ Rhonda Criswell	Attest:

Notary Public

My Commission Expires:	/s/ ILLEGIBLE

Secretary

[authority seal]
[notary seal]
[signatures continue on following page]
[SIGNATURE PAGE TO OPTION AGREEMENT]

Signed and sealed in the presence of:	CARBO CERAMICS INC., a Delaware corporation

/s/ Nancy L. Clapper Unofficial Witness	By:	/s/ Paul G. Vitek Paul G. Vitek, Senior Vice President	(seal)

Attest:

/s/ R. Sean Elliott

R. Sean Elliott, Secretary

/s/ Carolyn Johnson Notary Public

My Commission Expires:

[notary seal]
[SIGNATURE PAGE TO OPTION AGREEMENT]

EXHIBIT A-1
DESCRIPTION OF MCINTYRE LAND
All that tract or parcel of land situate, lying and being in Land Lot 137 of the Fourth Land District and 327th (Irwinton) G.M. District of Wilkinson County, Georgia, containing Thirty-Six and forty-three hundredths (36.43) Acres, more or less, and being more particularly described and delineated by a plat of same by Byron L. Farmer, GRLS No. 1679. Said Plat, dated June 17, 1997, and recorded in Plat Book 18, page 9, in the Office of the Clerk of Superior Court of Wilkinson County, Georgia, is incorporated herein as a part of the description herein given. Said property is now or formerly bounded as follows: North by the Norfolk Southern Railroad; East by the right of way of a public county road, known as Wriley Road; South by other lands of Edwin Lavender and Margaret Lavender; West by other lands of Edwin Lavender and Margaret Lavender. Said Property is a portion of the same property conveyed to Edwin Lavender and Margaret Lavender by deeds recorded in Deed Book 218, pages 761-762; Deed Book 228, page 628; Deed Book 225, pages 249-250; Deed Book 225, pages 251-252; Deed Book 225, pages 253-254; and Deed Book 225, pages 255-256, all of Record in the Office of the Clerk of Superior Court of Wilkinson County, GA.

EXHIBIT A-2
DESCRIPTION OF TOOMSBORO LAND
     All that tract of land in the 329th G.M.D. of Wilkinson County, Georgia, consisting of part of Parcel B (containing approximately 1468.47 acres), as shown on a plat for Reynolds Metals Company by Walker McKnight Surveyors, Inc. dated November, 1979, recorded in Plat Book 13, Page 92, Office of the Clerk of Superior Court of Wilkinson County, Georgia, which plat is by this reference incorporated herein. The portion of Parcel B hereby described is all of Parcel B LESS AND EXCEPT
     (1) That 148.25 acre parcel and 24.16 acre parcel being parts of Parcel B shown on the plat at Plat Book 13, Page 92, which two parcels were conveyed to Gay Wood Company by deed recorded at Deed Book 232, Page 160-163, referencing a plat by Byron L. Farmer dated May 13, 1997, recorded at Plat Book 16, Page 241, and a plat by Walker McKnight Surveyors, Inc. recorded at Plat Book 7, page 193.
     (2) That 204.89 acre portion of Tract B shown as “Tract B-1” on a compiled plat survey for Carbo Ceramics Inc. by Byron L. Farmer, which Tract B-1 is described as follows: Beginning at the northernmost point of Parcel B shown on the plat at Plat Book 13, page 92 (which is shown as adjoining property of Minor Shepherd Estate, D. P. Jones and J. P. Jones, thence South 42 degrees 41 minutes 24 seconds East for 2,962.20 feet to an iron pin and property corner, thence South 45 degrees 01 minutes 09 seconds West for 3,042.80 feet to an iron pin and property corner, thence North 43 degrees 50 minutes 09 seconds West for 1,519.90 feet to an iron pin (which was also a property corner as shown on the plat at Plat Book 13, page 92) thence North 44 degrees 25 minutes 38 seconds West for 1,438.49 feet to an iron pin and property corner, thence North 45 degrees 31 minutes 15 seconds East for 667.70 feet to an iron pin, thence South 70 degrees 32 minutes 28 seconds East for 205.40 feet to an iron pin, thence North 45 degrees 31 minutes 51 seconds East for 788.00 feet to an iron pin, thence North 44 degrees 28 minutes 05 seconds West for 184.50 feet to an iron pin, thence North 44 degrees 26 minutes 58 seconds East for 1,571.10 feet to the point of beginning. Said 204.89 acre parcel is all of said Parcel B ( Plat Book 13, Page 92) lying in Land Lots 187 and 188, 4th Land District, Wilkinson County, Georgia.
     NOTE: LESS 24.16 acres found to belong to a local hunting club.
     Total 1,093.51 acres.